EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Medicis Pharmaceutical Corporation 2004 Stock Incentive Plan of our report dated August 13, 2004, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation included in its Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ Ernst & Young LLP
Phoenix, Arizona
July 21, 2005